Exhibit 99.1
THERMOGENESIS CORP. REPORTS
FIRST QUARTER 2008 RESULTS
COMPANY REPORTS PROGRESS ON KEY INITIATIVES
RANCHO CORDOVA, CA, (November 8, 2007)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process, store, and administer therapeutic doses of adult stem cells for treatment of disease and injury, today reported results for the first quarter of fiscal 2008.
Revenues for the quarter ended September 30, 2007, were $3.6 million compared with revenues of $4.3 million for the first quarter of fiscal 2007. Total disposables revenue rose over 90 percent for the first fiscal quarter to $1.9 million as compared to $1 million in the same quarter one year ago.
The Company reported a net loss in the first quarter of $2.3 million, or $0.04 per share, versus a net loss of $1.1 million, or $0.02 per share, in the first quarter of the prior year. At September 30, 2007, the Company had $31.4 million in cash, cash equivalents and investments.
“We made significant progress in a number of areas during the quarter—including the production quality of our AXP™ AutoXpress Platform (AXP) bag sets—but our results were impacted by two factors,” said Dr. William Osgood, Chief Executive Officer.
“The first was related to false negative results in quality testing for our AXP bag sets. While we have resolved this issue, we were not able to ship roughly $275,000 in bag sets until after the end of the quarter. In the meantime, our AXP backlog at quarter end was $3.4 million and we expect to ship up to $1.4 million of this during the second quarter,” he continued.
Osgood said the second factor impacting first quarter results was three BioArchive® System sales through its distributor GE Healthcare (GEHC), which were significantly below plan. “We are having highly productive discussions with GEHC on how to improve their sales effort and I believe we will be on a course for achieving greater BioArchive activity on a quarterly basis moving forward,” Osgood said.
“We are also pleased to have received 510(k) clearance of our AXP for cord blood processing as it ensures that we will be in full compliance with imminent FDA regulatory requirements for cord blood processing and because we believe this clearance will facilitate regulatory approval and registration efforts for the AXP outside the U.S.,” he noted.
Osgood indicated that the Company plans to launch a new version of the AXP for bone marrow processing and is preparing a 510(k) submission for this indication.
“We have had very encouraging feedback from the clinical community regarding the use of the AXP for autologous bone marrow stem cell therapeutics. In addition, data reported at the

American Association of Blood Banks meeting last month demonstrated compelling results regarding recovery of cells using the device.”
In regards to succession planning, governance and growth, on July 27, 2007, the Company appointed William Osgood as our new Chief Executive Officer (CEO), and our former Chief Executive Officer assumed the role of Chief Technology Architect. Incident to this change, we also appointed Dr. Hubert Huckel as a non-executive Chairman of the Board of Directors. We continue to pursue additional independent directors through an executive search firm retained by the Governance & Nominating Committee.
“Since assuming the CEO position, I have been implementing new strategies to enhance our financial performance. With our improved AXP bag set quality and new initiatives in the regenerative medicine arena, we are making progress on many important fronts and believe our results in the remainder of fiscal 2008 will reflect the value of our new initiatives,” Osgood noted.
During the remainder of fiscal 2008, management expects to see sequential quarterly revenue growth through a full AXP production ramp up and increased BioArchive sales. Management also expects to see quarterly revenues climb above $7 million in its fourth fiscal quarter of the year.
Company Conference Call and Webcast
Management will host a conference call today, November 8, 2007 at 2:00 PM Pacific (5:00 PM Eastern) to review the fiscal first quarter financial results and other corporate events, followed by a Q&A session. Participants are asked to call the assigned number approximately 5 minutes before the conference call begins.

Conference call details:
Dial-in (U.S.):	1-800-860-2442
Dial-in (International):	412-858-4600
Conference name:	“ThermoGenesis”
To listen to the audio web cast of the call during or after the event, please visit: http://www.thermogenesis.com/investor_relations/index.asp.
An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.

To access the reply:
Access number (U.S.):	877-344-7529
Access number (International):	412-317-0088
Conference ID#:	“385107”
About ThermoGenesis Corp.
ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:
•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant. GE Healthcare is the non-exclusive global distribution partner for the BioArchive System.
•	AXP™ AutoXpress Platform (AXP™) is a proprietary, automated device and companion sterile blood processing disposable for harvesting stem cells from cord blood in a closed system. GE Healthcare is the exclusive global distribution partner for the AXP AutoXpress Platform.
•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. We received FDA approval to market the CryoSeal FS System in liver resection surgeries in July 2007. The CryoSeal FS System has received the CE-Mark. From a marketing perspective, the CE Mark is the European equivalent to an FDA approval, in that it allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.
•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.
This press release, including statements regarding financial information for future periods, contain forward-looking statements, and such statements are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2008, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2008. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward looking statements is set forth under the caption “Risk Factors”
in our annual report on Form 10-K and other reports we file with the Securities and Exchange
Commission from time to time, and you should consider each of those factors when evaluating the forward looking statements.
ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Matthew T. Plavan
+1-916-858-5100

THERMOGENESIS CORP.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended
	September 30,
	2007	2006
Net revenues	$3,632,000	$4,305,000
Cost of revenues	2,423,000	2,593,000

Gross profit	1,209,000	1,712,000

Expenses:
Selling, general and administrative	2,420,000	2,312,000
Research and development	1,496,000	962,000

Total operating expenses	3,916,000	3,274,000

Interest and other income	407,000	466,000

Net loss	($2,300,000)	($1,096,000)

Basic and diluted net loss per common share	$(0.04)	$(0.02)

Shares used in computing per share data	55,659,508	54,903,767

THERMOGENESIS CORP.
Condensed Balance Sheets
(Unaudited)

	September 30,	June 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,640,000	$5,730,000
Short term investments	24,710,000	27,649,000
Accounts receivable, net	2,967,000	3,226,000
Inventory	5,780,000	5,046,000
Other current assets	381,000	415,000

Total current assets	40,478,000	42,066,000

Equipment, net	1,621,000	1,602,000

Other assets	109,000	122,000

	$42,208,000	$43,790,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,000,000	$2,074,000
Other current liabilities	2,304,000	2,233,000

Total current liabilities	4,304,000	4,307,000

Long-term liabilities	1,498,000	1,671,000

Stockholders’ equity	36,406,000	37,812,000

	$42,208,000	$43,790,000